Issuer Free Writing Prospectus dated November 12, 2025
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated September 05, 2025
Registration No. 333-289723

BoxAsOne



BAO HOLDING LIMITED

November 2025

LEGEND

The Company has filed a Registration Statement on Form F-1 (including a preliminary prospectus) with the Securities Exchange Commission, or the SEC, for the Company's proposed initial public offering to which this presentation relates. The Registration Statement has not yet been declared effective. Before you invest, you should read the preliminary prospectus included in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may also access these documents for free by visiting EDGAR on the SEC website at www.sec.gov/edgar. The Preliminary Prospectus, dated September 30, 2025, is available on the SEC website at www.sec.gov/edgar. Alternatively, the Company or the underwriter participating in the offering will arrange to send you the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Pacific Century Securities, LLC at 747 3rd Avenue Suite 2101, New York, NY 10017, office tel: (212) 970-8868 and email: syndicate@pcsecurities.us.

DISCLAIMER

The information in this presentation is provided to you BAO Holding Limited (the "Company") for use during a testing-the-waters meeting pursuant to Section 5(d) of the U.S. Securities Act of 1933, as amended (the "Securities Act"), solely for informational purposes. It does not constitute an offer or invitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else. Specifically, this presentation does not constitute a "prospectus" within the meaning of the Securities Act. No part of these materials shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. We recommend that you seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this presentation.

No securities of the Company may be sold in the United States without registration with the United States Securities and Exchange Commission (the "SEC") or an exemption from such registration pursuant to the Securities Act and the regulations enacted thereunder. Any public offering of the Company's securities to be made in the United States will be made solely by means of a statutory prospectus as specified under the Securities Act. The prospectus will contain detailed information about the Company and its management as well as the financial statements of the Company and risks and uncertainties associated with its business and industry. No part of this presentation and the information contained herein shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. Any decision to purchase the Company's securities in the offering for sale in the United States or anywhere else should be made solely on the basis of the information contained in the prospectus. The prospectus will be made publicly available in due course and can be obtained free of charge from the SEC's website at www.sec.gov. By attending this presentation, you represent to us that you are a "qualified institutional buyer" as such term is defined under Rule 144A under the Securities Act, or you are an institution that is an "accredited investor" as such term is defined under Rule 501(a) under the Securities Act, whether you are in the United States or outside of the United States.

The information in this presentation has been prepared by the Company. Certain of the information included herein was obtained from various sources, including third parties, and has not been independently verified. No representations or warranties, expressed or implied, are made by the Company, any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or the underwriters; no reliance should be placed on the accuracy, fairness or completeness of the information presented or contained in these materials. This presentation does not constitute legal, regulatory, accounting or tax advice to you and should not be considered as any form of financial opinion or recommendation by the Company or any other party. Neither the Company nor any of its affiliates, shareholders, directors, employees, agents, advisers or representatives nor the underwriters accept any responsibility whatsoever (in negligence or otherwise) for any loss howsoever arising from any information presented or contained in, or omission from, these materials. The information presented or contained in these materials is subject to change without notice and its accuracy is not guaranteed. This presentation shall neither be deemed as an indication of the state of affairs of the Company nor constitute an indication that there has been no change in the business affairs of the Company since the date hereof or since the dates as of which information is given herein. Past performance does not guarantee or predict future performance. This presentation also does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company, and these materials are qualified in their entirety by reference to the detailed information appearing in the prospectus.

This presentation contains statement that constitute forward-looking statements, including statements related to industry developments and the Company's future financial or business performance, strategies or expectations. These statements can be identified, and they do not relate strictly to historical or current facts. These materials contain statements that reflect the Company's beliefs and expectations about the future. These forward-looking statements are based on a number of assumptions about the Company's operations and other factors, many of which are beyond the Company's control, and accordingly, actual results may differ materially from these forward-looking statements. The Company, its affiliates, shareholders, directors, employees, agents, advisors and representatives and the underwriters assume no obligation to and do not undertake to revise or update such forward-looking statements to reflect future events or circumstances.

These materials are highly confidential and are being given solely for your information and for your use only in connection with this presentation. The information contained herein may not be copied, reproduced, redistributed, or otherwise disclosed, in whole or in part, to any other person in any manner. By attending this presentation, you agree not to copy, reproduce, redistribute, or otherwise disclose, or remove this document, or any materials provided in connection herewith, from the conference room where such documents are provided and to keep the contents of this presentation and these materials confidential. You must return this presentation and all other materials provided in connection herewith to the Company at the completion of the presentation. Any failure to comply with these restrictions may constitute a violation of applicable securities laws. The distribution of any information herein in other jurisdictions may be restricted by law and persons into whose possession this information comes should inform themselves about, and observe, any such restrictions.

This presentation speaks as of November 12, 2025. The information presented or contained in this presentation is subject to change without notice. Neither the delivery of this presentation nor any further discussions of the Company, any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or the underwriters with any of the recipients shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since that date.

PRELIMINARY OFFERING SUMMARY

Issuer	• BAO HOLDING LIMITED
Listing / Ticker	• NASDAQ Capital Market / BAO
Offering Type	• Initial Public Offering
Offering Size	• $6 million - $7.5 million (excluding 15% over-allotment option) • 1,500,000 Class A Ordinary Shares (excluding 15% over-allotment option)
Offering Price	• $4.0 - $5.0 per Class A Ordinary Share
Use of Proceeds	• Research and development for product development (25%) • Recruitment of new employees and specialists (25%) • Strategic investments and acquisitions (25%) • Branding and marketing (15%) • General working capital (10%)
Underwriters	• Pacific Century Securities, LLC and Revere Securities, LLC
Anticipated Pricing Date	• TO BE CONFIRMED

Note: Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss.

OUTLINE

- COMPANY OVERVIEW
- INDUSTRY OVERVIEW
- GROWTH STRATEGIES
- INVESTMENT HIGHLIGHTS
- FINANCIALS
- APPENDIX

About Us



01

Established in 2018, we are a Hong Kong-based IT solutions provider, specializing in leveraging analytics and programming expertise to deliver customized software development and technology solutions.

02

Our services are designed to optimize business performance, address industry-specific operational challenges, and unlock new business opportunities for our clients in a diverse range of industries.

Our Business

Our business is uniquely positioned in the custom software sector, offering the capability to deploy and integrate sensors, controls, and other hardware, such as smart displays, kiosks, lockers, and vending machines, to deliver autonomous or semi-autonomous solutions.

Our target customer groups include

- Network Services
- Retail Chains
- Laundry Services
- Pharmacy Sales
- Building Management
- Amusement Parks
- Wholesale and Distribution

We focus on

- Providing customized software, including hardware and related accessories as needed, tailored to each client's unique requirements.
- Providing training and technical support services for our clients.

Our Services

Software Development Services

We offer design, development, testing, and installation of software systems.

Software Customization Services

Our service includes a consultation and proposal based on the clients' needs. Once approved, we handle the software's design, development, testing, and installation.

Consulting and Technical Services

We provide training and technical support services to clients, specifically for those who have acquired customized software from us as part of their software development projects.

Our Products

Smart Display System

- This product is for our retail clients, including shops, restaurants, salons, laundries and government bodies.
- It allows customers to select a payment method, print coupons, and order online.


Basic Operation Flow
Customer
Select Payment
Multiple Payment Supported
Select Master
Smart Payment Queueing System
Confirm
Payment Finished
Kiosk Built-in Printer
Queue Ticket Printer
Print
A120
Queue Ticket
Ticket with Queue Number


Lucky Draw
Consumer
Shopping at
Cash Receipt
Over $500
Redemption Counter
Entitle for Lucky Draw
Staffs of Event
Activate Lucky Draw
Lucky Draw Activation QR Code (by Staffs)
Scan for Lucky Draw
Kiosk at Lucky Draw Zone
Result
Lucky Draw Coupon Printer
Print Lucky Draw Coupon
Lucky Draw Coupon


Scan to Order for Take Away
Walk In User
Make Order on Kiosk with Payment
Order Kiosk at Counter
Confirm Eat In or Take Away
Central System
Order Confirmed
Printer at Kitchen
Order Print Out
Order Preparation According to Eat In or Take Away Order


Scan to Order at Restaurant
User
Open Scanner
User Mobile
Scan and Select Order Items
Stars Dim Sum Kiosk
Generate Order QR Code
Scan Order QR Code and Tap Octopus Card
Kiosk Built-in Printer
Print Order Ticket
M102
Order Ticket
Print Out

Our Products

Smart Vending Platform

- This product is also designed for our retail clients.
- It allows registered customers to shop online, redeem products or gifts from vending machine, and participate in a lottery game.

Buy on Web and Redeem at SVM


Central System
Transaction Information
Transaction Information
Send Redemption QR Code to Member by eMail
Smart Vending Machine
Shopping at Online Platform
Present QR Code for Redemption
Scan QR for Redemption
Online Platform
Members
Member's Mobile
Smart Vending Machine
Redeem at Smart Vending Machine

SVM Lucky Draw


Consumer
Lucky Draw Activation QR Code (by Staffs)
Shopping at Mall
Over $500
Entitle for Lucky Draw
Activate Lucky Draw
Cash Receipt
Redemption Counter
CS Staffs
Scan for Lucky Draw
Output Prize at VM
Yes
Prize can be Redeem at VM?
Redemption
Prize
Result
No
SVM at CS Counter
Prize Redemption
Go to Sponsor
Print Redemption Ticket

Play Game and Get Coin Reward


Consumer
Buy or Play
Buy or Play Game at SVM
at SVM
Smart Vending Machine
Finished
Key-in Mobile Number or eMail
SVM
Game Token
Token Machine
User Mobile with Redemption QR Code
Send Token Redemption
Token for Claw Machine
Scan to Redeem
SMS or eMail
Cloud System

Gift Redemption


Mobile with Membership QR Code
Vending Machine
Use Mobile
Scan QR Code for Gift Redemption
Member
Gift Output for Redemption

Our Products

Smart Locker System

- This product is also designed for our retail and corporate clients.
- It is operated through an eLocker Cloud System for senders to rent temporary storage for the recipient's pickup.


Multi Tenant
Multi Location
eLocker Cloud System
#1 Staff User
Authorize
Tenant#1
#2 Member with Monthly Charge
Send QR Key
Tenant#2
#3 Member Hourly Charge
Send QR Key
Tenant#3
#4 Open to Public User
Open
Tenant#4
eLocker Rental
eLocker Rental
eLocker Rental
eLocker Rental
Cloud Platform
BoxAsOne
Manage
Manage
Manage
Manage
Smart eLocker
Smart eLocker
Smart eLocker

Board of Directors

Andrew, LEE Yat Lung

Chairman, Executive Director and Acting Principal Financial Officer and Accounting Officer

- Mr. Lee founded BoxAsOne Limited in 2018.
- Mr. Lee currently serves as the acting Principal Officer and Accounting Officer and will continue serving in such capacity until the Company appoints a Chief Financial Officer
- He has over 25 years of experience in the information and communication technologies industry.
- Previously, Mr. Lee worked at 21Vianet Group Limited as managing director from September 2015 to March 2018.
- From October 2002 to March 2014, he held various positions at Hutchison Telecom Hong Kong Limited, including commercial director.
- Mr. Lee has expertise in sales, marketing, business development, project management, and M&A activities.
- He holds an MBA from the University of Surrey, obtained in October 1998.

CHAN Chun Ying

Chief Executive Officer and Executive Director

- Mr. Chan co-founded BoxAsOne Limited in 2018.
- He has over 35 years of experience in the information and communication technologies industry.
- Previous roles include Technical Director at 21Vianet Group Limited and CTO at Litegrid Networks Limited.
- From 1987 to 2014, Mr. Chan held management and technical positions at various companies, including New World Telecom, Agilent Technologies, Level 3 Asia, Arthur D. Little, and PCCW Limited.
- He holds a Bachelor of Engineering (Hon.) degree in Electronic Engineering from The Hong Kong Polytechnic in 1987 and graduated from University of Hong Kong with a Master of Business Administration in 1995.

Board of Directors (cont'd)

BUTT Ka Cheuk

Independent Director Nominee

- Mr. Butt is now the senior financial manager of Y.T. Realty Group Limited.
- From May 2017 to June 2021, he was the financial manager of Shandong Hi-Speed New Energy Group.
- From September 2008 to October 2016, he was an audit manager in assurance and advisory business services at Ernst and Young.
- Mr. Butt obtained a Bachelor of Business Administration in accountancy from the Hong Kong Polytechnic University in 2008.
- He was admitted as a Certified Public Accountant and Certified Public Accountant (Practising) of the Hong Kong Institute of Certified Public Accountants in January 2013 and December 2017, respectively.

PANG Kwok Cheong

Independent Director Nominee

- Since 2019, Mr. Pang has been a consultant at Raymond Siu & Lawyers.
- From 2015 to 2017, he was the group general counsel and company secretary of Aceso Life Science Group Limited.
- From 2012 to 2015, he was a group legal adviser of HKT Limited and HKT Trust.
- From 2007 to 2010, he was a solicitor at Goodwin Procter LLP and Mayer Brown LLP
- He obtained a Postgraduate Certificate of Laws in 2005 and a Master of Laws in 2004 from the University of Hong Kong, a Bachelor of Laws from Tsinghua University in 2003 and a Master of Real Estate and Construction from the University of Hong Kong in 2000.

CHIU Tak Ming

Independent Director Nominee

- From July 2017 to July 2021, Mr. Chiu served as the vice president of Towngas Telecommunications Company Limited.
- From February 2017 to June 2017, he was the chief technical officer of Village Telephone Limited.
- From June 2008 to January 2017, he served as the general manager of HKBN Ltd.
- From August 2002 to May 2008 and from July 1996 to July 2000, he served as an associate director and senior manager of New World PCS Limited.
- From August 2000 to July 2002, he was a director of Level 3 Company Limited.
- He obtained a Diploma of Alternative Energy Technology from the Northern Alberta Institute of Technology, Canada in 2024, and a Bachelor of Electrical Engineering from the University of Alberta in 1987.

IT Solutions Market in Hong Kong

IT solutions involve the design, supply, operation, maintenance and integration of IT systems into business operations. According to the report IT Market Analysis Hong Kong - Size and Forecast 2024-2028 by Technavio published in September 2024, the Hong Kong IT Market size is estimated to increase by USD 3.25 billion and grow at a CAGR of 8.09% between 2023 and 2028. The services segment was the largest in Hong Kong's IT Market and was valued at USD 2.01 billion in 2018.


Market Size Outlook (USD Million)
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2018 : USD 4878.50
7.32%
2024 Year-over-Year
ACCELERATING
Growth Momentum
8.09%
CAGR 2023-2028
USD 3252.4 Mn
Incremental growth between 2023-2028
www.technavio.com


It Market In Hong Kong
Share by Type (USD million)
Services
Hardware
Software
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
Services Segment
2018 : USD 2,014.90 million
www.technavio.com

Source: IT Market Analysis Hong Kong - Size and Forecast 2024-2028 by Technavio published in September 2024.

Key Trends Impacting IT Solutions Market

Increasing adoption of IT solutions

One notable trend is the increased adoption of IT solutions among small and medium-sized enterprises (SMEs) in Hong Kong, as they recognize the benefits of digital transformation for business efficiency and competitiveness.

Increasing adoption of big data solutions

Another trend is the increasing adoption of big data solutions, as organizations seek to gain insights from their data to make informed decisions and improve operational efficiency.

Key Trends Impacting IT Solutions Market

Increasing adoption of cloud-based services

The increased adoption of cloud-based services is enhancing operational flexibility and scalability for businesses, allowing them to efficiently manage and store data while reducing infrastructure costs.



Increasing adoption of IT as a service

IT as a services model can be referred to as a delivery model for organizations to manage their IT systems as per the strategic business requirements. There is an increasing adoption of IT as a service as several enterprises are trying to implement IT solutions to have a competitive edge in the market.

Growth Strategies

1 Solidify our industry position by increasing market share

By consistently delivering high quality services and solutions, we aim to generate additional revenue from our existing clients, including network service provider, retail chain store, and laundry service provider. We will also continue to promote our comprehensive services and solutions to attract new clients in these industries, where we can leverage our deep domain knowledge and expertise.

2 Leverage domain expertise to expand into new industry segments

As we continue to build expertise and accumulate deep domain knowledge in the network service, retail chain store, and laundry service industry verticals, we plan to extend our services to other industry verticals. This will involve leveraging our experience, knowledge, and partnering with leading industry experts from other sectors to extend our service offerings.

Growth Strategies

3 Attract, train, incentivize and retain talented professionals

We recognize that our success greatly depends on our ability to attract, train, incentivize and retain talented professionals. To enhance our talent pool, we will consider sponsoring competitions in the IT industry in Hong Kong to bolster our reputation among young professionals. We also plan to collaborate with tertiary institutions to establish campus hiring initiatives, bursary programs, and scholarship opportunities.

4 Capture new growth opportunities through strategic alliances and acquisitions

We will continue to pursue selective alliances and acquisitions to enhance our industry-specific technology and service delivery capabilities. By acquiring, collaborating with, and integrating targeted companies, we aim to enhance our ability to better serve our clients. Our focus will be on enhancing our technological capabilities, deepening relationships with key clients, expanding our service offerings, and growing our geographic presence in Hong Kong.

Competitive Strengths


01
02

Our Scalable Technology

Our core modules and plugins are highly scalable across industries with minimal production costs. By customizing software solutions that incorporate our core modules and plugins to meet the specific needs of each client, we adopt a cost-efficient approach. This scalability allows us to achieve higher operating margins as we grow our client base.

Our Deep Domain Knowledge and Specialization in Selected Industry Verticals

We possess deep domain knowledge and expertise in industry verticals, including network service, retail chain stores, and laundry service. We leverage our footprint and network of highly talented IT professionals to provide comprehensive capabilities in software development services and consulting services. We believe that our robust emerging technology capabilities and solid track record of execution empower us to lead digital transformation for our clients.

Competitive Strengths


03
04
Text

Our Comprehensive Offering

We provide comprehensive service offerings including the IT solutions, sale of peripheral hardware, as well as consulting and technical support services. As a result, we are able to generate revenue from a wide range of clientele.

Our Dynamic Management and Professional Team with Proven Track Record

Our management team has extensive experience in Hong Kong. Notably, our Chief Executive Officer, Mr. C Y Chan, has more than 30 years of technical and operational experiences in the IT and Telecom industry. Our Chief Technical Officer, Mr. Sin, has more than 29 years of experience in IT industry. As such, we have already established a seasoned management team with deep industry expertise in several markets where we have enjoyed similar success.

Selected Financial Metrics


Revenue (MM HKD)
30
25
20
15
10
5
0
13.3
28.5
For the years ended March 31
2024
2025


Revenue by Business Segments
Year ended March 31, 2024
39%
61%
Year ended March 31, 2025
28%
72%
Project Development
Project Maintenance Services & Transaction Based Revenue

Note:
[1] Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss.

APPENDIX: BAO HOLDING LIMITED CONSOLIDATED STATEMENTS OF FINANCIAL POSITIONS

BoxAsOne

	Note	As of March 31, 2025 HKD	As of March 31, 2024 HKD
Assets			
Current assets			
Cash		$ 1,718,763	$ 76,792
Accounts receivable, net	7	8,667,021	2,413,669
Prepayment, deposits and other receivables	8	2,405,738	6,538,463
Prepaid tax		-	481,687
Amount due from a related party	13	2,709	167
Contract assets		90,000	2,340,363
Deferred IPO costs		1,778,531	-
		14,662,762	11,851,141
Non-current assets			
Equipment, net	9	538,911	548,645
Right-of-use assets	10	472,772	-
		1,011,683	548,645
Total assets		$ 15,674,445	$ 12,399,786
Liabilities and shareholders' equity			
Current liabilities			
Account payables		$ 3,112,057	$ 1,703,528
Accrued expenses	11	16,238	2,122,324
Other payables	12	2,010,571	6,711,662
Amount due to a director	13	1,109,946	507,298
Lease liabilities	10	232,087	-
Income tax payable		955,584	-
Total current liabilities		7,436,483	11,044,812
Non-Current Liabilities			
Lease liabilities	10	244,835	-
Total liabilities		7,681,318	11,044,812
Shareholders' equity			
Class A Ordinary shares, US$0.0001 par value, authorized 900,000,000 shares as of March 31, 2025 and 2024; 15,050,000 shares issued and outstanding as of March 31, 2025 and 2024, respectively*	16	11,748	11,748
Class B Ordinary shares, US$0.0001 par value, authorized 100,000,000 shares as of March 31, 2025 and 2024; 1,402,660 shares issued and outstanding as of March 31, 2025 and 2024, respectively*	16	1,095	1,095
Shares subscription receivable		(90,197)	(90,197)
Other reserve		1,027,354	1,027,354
Retained earnings		7,043,127	404,974
Total shareholders' equity		7,993,127	1,354,974
Total liabilities and shareholders' equity		$ 15,674,445	$ 12,399,786

APPENDIX: BAO HOLDING LIMITED CONSOLIDATED STATEMENTS OF INCOME

BoxAsOne

	Note	For the years ended March 31, 2025 HKD	2024 HKD
Revenues	4	28,501,166	13,269,232
Cost and expenses			
Cost of revenues		17,597,454	10,760,081
Cost of revenues - related parties		-	250,000
General and administrative expenses		2,926,862	2,035,632
Credit loss on trade and other receivables		177,863	100,925
Total cost and expenses		20,702,179	13,146,638
Income from operations		7,798,987	122,594
Other income (expenses)			
Interest expense		(9,355)	-
Other expenses		-	(3,882)
Other income		1,789	570
Total other income (expenses), net		(7,566)	(3,312)
Income before income tax		7,791,421	119,282
Income tax expense	5	1,153,268	43,923
Net income		$ 6,638,153	$ 75,359
Weighted average number of Class A Ordinary Shares			
Basic and diluted*	6	15,050,000	15,050,000
Weighted average number of Class B Ordinary Shares			
Basic and diluted*	6	1,402,660	1,402,660
Earnings per Class A Ordinary share			
Basic and diluted*	6	$ 0.403	$ 0.005
Earnings per Class B Ordinary share			
Basic and diluted*	6	$ 0.403	$ 0.005

APPENDIX: BAO HOLDING LIMITED CONSOLIDATED STATEMENTS OF CASH FLOWS

BoxAsOne

	For the years ended March 31, 2025 HKD	2024 HKD
Cash flows from operating activities:		
Net income before income tax	$ 7,791,421	$ 119,282
Adjustments to reconcile net income to net cash provided by operating activities:		
Finance costs	9,355	-
(Gain) loss on disposal of items of property and equipment	(694)	3,882
Depreciation of equipment	185,308	250,226
Amortization of intangible assets	-	348,467
Depreciation of right-of-use assets	78,795	-
Loss allowance for expected credit losses	177,863	100,925
Change in operating assets and liabilities		
Accounts receivable	(6,431,215)	(2,126,668)
Prepayment, deposits and other receivables	4,132,725	2,059,125
Contract assets	2,250,363	(2,340,363)
Account payables	1,408,529	1,433,204
Other payables and accruals	(6,807,177)	1,407,529
Cash generated from operations	2,795,273	1,255,609
Income taxes refund (paid)	284,003	(653,869)
Net cash provided by operating activities	3,079,276	601,740
Cash flow from investing activities:		
Proceeds from disposal of items of equipment	1,000	3,960
Purchases of property and equipment	(175,880)	(287,180)
Net cash used in investing activities	(174,880)	(283,220)
Cash flow from financing activities:		
Net proceeds (repayment) of amount due to a director	602,648	(506,723)
Net proceeds (repayment) of amount due from a related party	(2,542)	8,338
Deferred IPO costs	(1,778,531)	-
Interest elements of lease rentals paid	(9,355)	-
Principal portion of lease payments	(74,645)	-
Net cash used in financing activities	(1,262,425)	(498,385)
Change in cash	1,641,971	(179,865)
Cash, beginning of the year	76,792	256,657
Cash, end of the year	$ 1,718,763	$ 76,792





BoxAsOne

Thank You

Company
BAO Holding Limited
brian.chan@boxasone.com
+852 3955-2301
www.boxasone.com

Underwriter
Pacific Century Securities, LLC
syndicate@pcsecurities.us
+1 (212)-970-8868
www.pcsecurities.us

